ACME Communications Appoints Rick Wasserman to its Board of Directors

SANTA ANA, Calif., Dec. 19, 2006 — ACME Communications, Inc. (Nasdaq:ACME) announced today the appointment of Rick Wasserman to the Company’s Board of Directors, effective December 21, 2006. Mr. Wasserman fills an existing vacancy in the Board and will be included in the nominees for election at the 2007 annual stockholders meeting, to be held in late Spring of 2007.

Mr. Wasserman, 52, has held various senior executive roles in several small- and mid-sized companies throughout his 30-year career and currently serves as the Chief Operating/Financial Officer for sportswear manufacturer Mitchell & Ness Nostalgia Co. Throughout his career he has implemented prudent operating and financial management strategies that have resulted in impressive revenue growth and cash flow improvements for his respective companies. Mr. Wasserman has led multiple financing transactions, and has significant experience in strategic and budgetary planning.

“Rick further bolsters the financial and managerial depth of our Board,” commented Jamie Kellner, Chairman and CEO of ACME. “We believe Rick’s skill set will serve as an asset to the Company as we execute our strategy going forward, and we welcome him to ACME and our Board of Directors.”

Biography:

Mr. Wasserman is currently the Chief Operating/Financial Officer for Mitchell & Ness Nostalgia Co., a privately-held manufacturer and distributor of licensed sportswear and authentic team apparel. Prior to Mitchell & Ness, Mr. Wasserman served as the President of Goebel of North America, a U.S. subsidiary of the German specialty gift maker, from 2001 to 2005. He also served as the Chief Financial Officer of Goebel of North America in 2001. Prior to Goebel, Mr. Wasserman served as both the Interim President and full-time Chief Financial Officer of Papel Giftware from 1995 to 2001. He has also served in senior executive and managerial roles at both Chelsea Marketing and Sales and The Score Board, Inc. Mr. Wasserman spent the first 13 years of his career in the public accounting profession, serving at Most, Horowitz & Company; Coopers & Lybrand; and Richard A. Eisner & Company.

About ACME Communications, Inc.

ACME Communications, Inc. owns and operates eight television stations serving markets covering 3.0% of the nation’s television households. The Company’s stations are: KWBQ-TV and KASY-TV, Albuquerque-Santa Fe, NM; WBDT-TV, Dayton, OH; WBXX-TV, Knoxville, TN; WTVK-TV, Ft. Myers-Naples, FL ; WIWB-TV, Green Bay-Appleton, WI; WBUI-TV, Champaign-Springfield-Decatur, IL and WBUW-TV, Madison, WI. All of the Company’s stations, except KASY-TV, a MyNetworkTV affiliate, are affiliates of The CW Network. ACME’s shares are traded on the Nasdaq Stock Market under the symbol: ACME.

CONTACT:

ACME Communications, Inc.
Tom Allen,
Executive Vice President and CFO

(714) 245-9499

Brainerd Communicators, Inc.
Todd St. Onge
(212) 986-6667

stonge@braincomm.com